Exhibit 10.1

February 13, 2006

Mr. Ziad Ghandour

Principal

TI Capital Management

9200 Sunset Blvd

Penthouse 2

Los Angeles, CA  90069

Dear Ziad:

This Amendment No. 5 (the “Amendment”) to our Letter Agreement dated October 3, 2003 (“Letter Agreement”) between Syntroleum Corporation (“Syntroleum”) and TI Capital Management (“Consultant”, and together with Syntroleum, the “Parties”), as amended by the Letter Agreement dated October 15, 2003, the Amendment dated February 2, 2004 to the Letter Agreement, the Amendment dated October 24, 2004, and the Amendment dated March 21, 2005, is entered into as of February 13, 2006.

Syntroleum, Consultant and Mr. Ziad Ghandour hereby agree to amend the terms of the Letter Agreement to add the following thereto:

Syntroleum will pay to Mr. Ziad Ghandour in connection with the closing of a financing (the “Closing Date”) with a group of entities for the construction, ownership and operation of a GTL Mobile Unit or a GTL Fixed Unit an amount equal to 1.5% of total equity and debt financing provided by parties other than Syntroleum for each of the first two GTL Units (whether Mobile or Fixed) in which Syntroleum has an equity ownership; provided that under no circumstances shall the cumulative amount of the two payments exceed $50,000,000.00. Such payments shall be in United States dollars. For the purposes of the foregoing “GTL Mobile Unit” shall mean a barge or floating, production, storage and offtake vessel having Fischer-Tropsch gas to liquids conversion capability. For the avoidance of doubt the fact that a particular barge has been grounded or that a portion of the pre-treatment, storage or other facilities related to the gas to liquids capability are located onshore or on a separate platform shall not disqualify a barge or vessel as a GTL Mobile Unit so long as the Fischer-Tropsch gas to liquids facilities are mounted on such barge or vessel. For the purposes of the foregoing “GTL Fixed Unit” shall mean a land based or platform based facility having Fischer-Tropsch gas to liquids conversion capability the financing of which is with entities introduced by Mr. Ghandour to Syntroleum, entities with whom Mr. Ghandour has a business relationship, or entities in which Mr. Ghandour develops a business relationship at the request of Syntroleum. If there is a change of control of Syntroleum prior to the closing of the financing of the first GTL Unit (whether Mobile or Fixed) Mr. Ziad Ghandour shall have the option to terminate the payment set out in this paragraph and this Amendment and receive in lieu thereof a lump sum payment of US$2,000,000. If there is a change of control of Syntroleum during the two year period following the closing of the financing of the first GTL Unit (whether Mobile or Fixed) and before the closing of the

Ziad Ghandour

Letter Agreement

February 13, 2006

financing of the second GTL Unit, Mr. Ziad Ghandour shall have the option to terminate the payment set out in this paragraph and this Amendment and receive in lieu thereof a lump sum payment of US$10,000,000.

It is understood that Syntroleum will not exercise its right to terminate the Letter Agreement, as amended, for the purpose of avoiding the payment of cash compensation provided for hereunder. However, Syntroleum’s determination of whether to enter into any agreement with a third party that results in the payment of cash compensation shall be in Syntroleum’s sole discretion.

THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA, UNITED STATES OF AMERICA, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

Except as amended by this Amendment, the Letter Agreement shall remain in full force and effect. The term of this Amendment shall continue until December 31, 2010; provided that the Parties may extend the term of this Amendment by mutual agreement.

This Amendment may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.  Delivery of an executed counterpart of the signature page of this Amendment by facsimile transmission shall be equally as effective as delivery of a manually executed counterpart of this Amendment.

If the above is consistent with our understanding of the agreement between Syntroleum, Consultant and Mr. Ziad Ghandour, please sign below and return to the undersigned.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

TI CAPITAL MANAGEMENT	SYNTROLEUM CORPORATION
9200 Sunset Blvd – Penthouse 2	4322 South 49th West Avenue
Los Angeles, CA 90069	Tulsa, OK 74107

By:	/s/ Ziad Ghandour	By:	/s/ Greg G. Jenkins
	Ziad Ghandour		Greg G. Jenkins
	Individually and as Principal of TI Capital Management		Executive Vice President of Finance and Business Development, and Chief Financial Officer

Date:	February 16, 2006	Date:	February 15, 2006

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